Exhibit 10.19
Retainer/Fees
Each non-employee director receives the following compensation:
•	an annual cash retainer fee of $25,000 per year, plus an additional $50,000 for the Non-Executive Chairman of our Board;

•	additional cash retainer of $5,000 per year for each member of the Audit Committee, plus an additional $3,000 per year for the chairperson of the Audit Committee; and

•	additional cash retainer of $2,000 per year for each member of the Committee, plus an additional $2,000 per year for the chairperson of the Committee.